Exhibit 99.01

4602 East Thomas Road
Phoenix, Arizona 85018
Telephone: (602) 437-5400
Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact:	Company Contact:
	Neil Berkman Associates	Bradley E. Larson
	(310) 826-5051	Chief Executive Officer
	info@BerkmanAssociates.com	www.meadowvalley.com
Meadow Valley Reports 25.0% Increase in Third Quarter Net Income
Construction Services Revenue Increased 15.6%
     PHOENIX, ARIZONA, November 8, 2007 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that net income for the third quarter of 2007 increased 25.0% to $0.21 per diluted share compared to the same period in the prior year. Construction services revenue increased 15.6% compared to the same period in the prior year.
     “Continued strength in our construction services business, especially in highway construction and other public works projects, more than offset housing-related weakness in the construction materials segment during the third quarter, contributing to the 25.0% increase in consolidated net income compared to last year,” said Chief Executive Officer Bradley Larson. “The schedule of public works projects coming up for bid in our primary Las Vegas and Phoenix markets remains strong. Given our bonding capacity, which currently totals $200 million with a single project limit of $75 million, and our historical win rate, we believe we can continue to minimize the impact of the housing downturn on Meadow Valley’s overall performance.”
Third Quarter Results
     For the three months ended September 30, 2007, consolidated revenue increased 6.2% to $54.9 million compared to $51.7 million for the three months ended September 30, 2006.
     Construction services revenue increased 15.6% to $35.9 million compared to $31.0 million last year, reflecting scheduled progress on the larger value of highway construction projects underway in this year’s third quarter versus last year. Contract backlog at September 30, 2007 was $88.8 million and in October 2007, Meadow Valley was awarded contracts valued at an additional $15.6 million. Backlog at September 30, 2006 was $100.7 million.
     Construction materials revenue for the third quarter of 2007 decreased 8.6% to $18.7 million compared to $20.5 million for the same period in the prior year. Cubic yards of concrete sold decreased 8.4% for the quarter, primarily due to the decline in residential construction. This was partially offset by a 1.6% increase in average unit sales price, reflecting a shift in the mix of ready-mix concrete products sold toward higher strength products mainly used in commercial projects.
     Consolidated gross margin was 8.0% for the third quarter of 2007 compared to 7.8% for the third quarter of 2006. Construction services gross margin was 9.1% for this year’s third quarter compared to 6.7% for the third quarter of 2006. Construction materials gross margin was 6.0% for this year’s third quarter compared to 9.4% for the third quarter of 2006, reflecting the decrease in volume and higher fixed costs associated with capacity expansion programs completed as of September 30, 2007.
     General and administrative expenses were $3.1 million for the third quarter of 2007 compared to $2.4 million for the third quarter 2006. This increase primarily reflected Sarbanes-Oxley compliance costs and costs associated with the Company’s acquisition of additional equity in the Company’s majority owned construction materials subsidiary, Ready Mix, Inc. (AMEX: RMX).
     Net income after minority interest for the third quarter of 2007 was $1.1 million, or $0.21 per diluted share, based on approximately 5.3 million diluted shares outstanding. This compares to net income after minority interest for the third quarter of 2006 of $0.9 million, or $0.20 per diluted share, based on approximately 4.5 million diluted shares outstanding.
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Meadow Valley Reports 25.0% Increase in Third Quarter Net Income
November 8, 2007
Page Two
Ready Mix, Inc. (AMEX:RMX), completed an initial public offering of its common stock in August 2005. At September 30, 2007, Meadow Valley owned 2,645,212 shares, or approximately 69%, of the outstanding common stock of RMI. Accordingly, RMI’s operating results are consolidated in Meadow Valley’s financial statements for financial reporting purposes.
Balance Sheet Items — Line of Credit Increased to $10 Million
     At September 30, 2007, Meadow Valley reported working capital of $21.9 million, including cash, cash equivalents and restricted cash of $27.0 million. At December 31, 2006, working capital was $27.3 million, including cash, cash equivalents and restricted cash of $30.0 million. Shareholders’ equity increased to $32.8 million at September 30, 2007 compared to $31.3 million at December 31, 2006.
     In October 2007, Meadow Valley consolidated its two lines of credit totaling $5,023,102 into one line of credit in the amount of $10 million, reduced its governing interest rate on its credit line from .75% plus prime rate to .25% plus prime rate and extended the term from December 31, 2007 to January 31, 2009.
Nine Months Results
     For the nine months ended September 30, 2007, consolidated revenue increased 7.1% to $156.2 million compared to $145.8 million for the nine months ended September 30, 2006. Construction services revenue increased 17.3% to $94.9 million for the nine months ended September 30, 2007, compared to $80.9 million for the nine months ended September 30, 2006, and construction materials revenue decreased 6.2% to $60.5 million compared to $64.5 million for the same periods, respectively.
     Net income after minority interest for the first nine months of 2007 was $2.5 million, or $0.47 per diluted share, based on approximately 5.3 million diluted shares outstanding. This compares to net income after minority interest for the first nine months of 2006 of $2.6 million, or $0.59 per diluted share, based on approximately 4.5 million diluted shares outstanding.
Conference Call
     Meadow Valley has scheduled a conference call today at 11:00 a.m. ET. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.meadowvalley.com. A replay will be available after 2:00 p.m. ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation # 21352664 after 1:00 p.m. ET.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in southern Nevada and Arizona.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, the timing of new orders and contract awards, the Company’s ability to successfully win contract bids, the impact of competitive products and pricing, excess or shortage of production capacity, bonding capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law..
(tables attached)

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue:
Construction services	$35,863,460	$31,031,809	$94,925,171	$80,938,840
Construction materials	18,705,892	20,458,570	60,520,249	64,548,814
Construction materials testing	321,989	213,643	745,597	282,905

Total revenue	54,891,341	51,704,022	156,191,017	145,770,559

Cost of revenue:
Construction services	32,606,003	28,963,601	87,271,446	74,873,337
Construction materials	17,591,342	18,537,541	54,947,266	57,114,252
Construction materials testing	316,453	159,601	843,492	224,851

Total cost of revenue	50,513,798	47,660,743	143,062,204	132,212,440

Gross profit:
Construction services	3,257,457	2,068,208	7,653,725	6,065,503
Construction materials	1,114,550	1,921,029	5,572,983	7,434,562
Construction materials testing	5,536	54,042	(97,895)	58,054

Total gross profit	4,377,543	4,043,279	13,128,813	13,558,119
General and administrative expenses	3,060,221	2,350,451	9,282,720	7,822,562

Income from operations	1,317,322	1,692,828	3,846,093	5,735,557

Other income (expense):
Interest income	395,861	267,409	1,164,024	625,875
Interest expense	(50,156)	(93,267)	(196,421)	(247,000)
Other income (expense)	131,651	(5,025)	297,501	40,378

	477,356	169,117	1,265,104	419,253

Income before income taxes and minority interest in consolidated subsidiary	1,794,678	1,861,945	5,111,197	6,154,810
Income tax expense	(663,855)	(658,263)	(1,893,532)	(2,249,401)

Income before minority interest in consolidated subsidiary	1,130,823	1,203,682	3,217,665	3,905,409
Minority interest in consolidated subsidiary	23,851	318,416	724,327	1,282,458

Net income	$1,106,972	$885,266	$2,493,338	$2,622,951

Basic net income per common share	$0.22	$0.21	$0.49	$0.63

Diluted net income per common share	$0.21	$0.20	$0.47	$0.59

Basic weighted average common shares outstanding	5,130,980	4,165,760	5,126,690	4,160,646

Diluted weighted average common shares outstanding	5,310,448	4,470,241	5,306,868	4,475,994

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$26,865,063	$29,354,582
Restricted cash	167,327	605,243
Accounts receivable, net	31,934,328	25,990,763
Prepaid expenses and other	1,495,429	2,820,768
Inventory, net	1,409,790	1,366,534
Costs and estimated earnings in excess of billings on uncompleted contracts	573,113	1,254,860
Note receivable	109,726	106,499
Deferred tax asset	671,492	561,199

Total current assets	63,226,268	62,060,448

Property and equipment, net	36,358,039	35,553,000
Refundable deposits	200,484	1,492,967
Note receivable, less current portion	452,657	535,360
Claims receivable	2,463,880	2,463,880

Total assets	$102,701,328	$102,105,655

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$16,854,212	$13,298,114
Accrued liabilities	5,895,845	7,569,928
Notes payable	4,418,918	4,837,628
Obligations under capital leases	127,775	332,898
Income tax payable	838,302	399,536
Billings in excess of costs and estimated earnings on uncompleted contracts	13,206,124	8,366,754

Total current liabilities	41,341,176	34,804,858

Notes payable, less current portion	12,761,432	13,894,382
Obligations under capital leases, less current portion	—	102,100
Deferred tax liability	2,974,857	2,974,857

Total liabilities	57,077,465	51,776,197

Commitments and contingencies
Minority interest in consolidated subsidiary	12,873,051	18,988,244

Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 5,133,971 and 5,098,679 issued and outstanding	5,134	5,099
Additional paid-in capital	20,113,681	21,197,456
Capital adjustments	(799,147)	(799,147)
Retained earnings	13,431,144	10,937,806

Total stockholders’ equity	32,750,812	31,341,214

Total liabilities and stockholders’ equity	$102,701,328	$102,105,655